EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. REPORTS
2013 SECOND QUARTER RESULTS

Growth in New Project Awards at Higher Margins Continues

HOUSTON, TX – August 9, 2013 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced financial results for the second quarter ended June 30, 2013.

Financial results for the second quarter of 2013 were depressed by a net pre-tax charge of $18.0 million, of which $13.9 million was the result of site-specific conditions affecting three projects, two in Texas and one in Arizona, that encountered unanticipated costs in excess of initial project estimates.  The remaining $4.1 million loss was primarily related to less significant estimated losses on jobs awarded prior to 2012.  On an after-tax basis, the total charge accounted for $11.6 million or $0.70 per diluted share of the net loss attributable to common stockholders.

Second Quarter 2013 Financial Results Compared to Second Quarter 2012:
•	Revenues were $133.4 million, compared to $168.7 million;
•	Gross deficit was 12.5% of revenues compared to a gross margin of 9.0%;
•	General and administrative expenses as a percentage of revenues were 7.1% compared to 5.0%;
•	Operating loss was $26.1 million compared to operating income of $8.2 million;
•	Net loss attributable to Sterling common stockholders was $17.0 million compared to net income $3.3 million; and,
•	Net loss per diluted share attributable to common stockholders was $0.93 compared to net income per diluted share of $0.15.

Second Quarter 2013 Highlights:
•	Bookings of $154 million were up 133% from the second quarter of 2012 and increased 4.0% from the first quarter of 2013, representing a book-to-bill ratio of 1.15:1;
•	Total backlog as of June 30, 2013 was $714 million, an increase of 8.8% since December 31, 2012, and up 3.0% since March 31, 2013;
•
At quarter end the backlog of projects awarded after 2011 was 78% of total backlog, or $560 million with an average gross margin of 6.3%; the backlog of projects awarded during 2013 was 37% of total backlog, or $265 million and carries an average gross margin of 8.0%; and,

•
Total backlog at June 30, 2013 excluded $107 million of projects where we were the apparent low bidder but had not yet been awarded the contract; the average gross margin of these awards is approximately 13.1%.

Business Overview

Revenues for the second quarter 2013 decreased 21.0% compared to the second quarter of 2012, primarily due to the completion of several large projects in Utah – the largest project being the $1.1 billion I-15 CORE Reconstruction Joint Venture Project, of which the Company’s Utah subsidiary had a 12.5% interest, or approximately $136 million.

The gross loss for the quarter was $16.6 million, compared to a gross profit of $15.2 million in the second quarter of 2012.  The decline was primarily a result of the three aforementioned problem projects in Texas and Arizona, coupled with the negative impact of low margins on contracts added to backlog before 2012, many of which have experienced downward revisions in gross profit in 2011, 2012 and 2013.  During the second quarter of 2013, revenues for pre-2012 projects were $40.7 million, or 31% of total second quarter revenues.

With respect to the gross margin profile of our backlog, 22% or $154 million of our total backlog as of June 30, 2013 relates to projects awarded before 2012 and carries an average gross margin of 2.4%.  These projects primarily consist of contracts in our Texas markets, which as a result of the significant downward revisions in estimated gross profits, have adversely affected gross margins over the 2011 through June 30, 2013 period.  We expect to complete work on a significant portion of these low margin contracts in the next twelve months.  In contrast, 78% or $560 million of all post-2011 projects in backlog carry an average gross margin of 6.3%.  Projects in backlog that were awarded in 2013 carry an average gross margin of approximately 8%.

General and administrative expense of $9.5 million increased approximately $1 million, or 12.3% compared to the second quarter of 2012.  The increase was attributable to additions to the information systems team hired in the fourth quarter of 2012 to upgrade the Company’s IT infrastructure and certain non-recurring costs related to the implementation of process enhancements aimed at improving operational control and efficiency.  General and administrative expense also included an increase in certain employee benefit and termination costs.

The revaluation of the liability to noncontrolling interest owners for the three months ended June 30, 2013 reduced the net loss per basic and diluted share attributable to Sterling common stockholders by $0.09 as compared to the second quarter of 2012 when there was a $0.05 per share negative impact.

For the second quarter of 2013, capital expenditures were $1.8 million compared with $11.9 million in the second quarter 2012, and we expect capital expenditures for the balance of the year to remain significantly below 2012 levels.

Financial Position
Our financial condition remains sound, though more challenging due to the large 2013 second quarter gross profit writedowns.  At June 30, 2013:
•	Working capital totaled $65.5 million, including $22 million of cash, cash equivalents and short-term investments;
•	We had borrowings of $29.3 million on the credit facility and have $18.7 million of availability;
•
Due to the unexpected loss on three projects in the second quarter, as of June 30, 2013, the Company was not in compliance with its bank’s funded debt/TTM EBITDA covenant; however, the bank issued a waiver for the covenant for the period ended June 30, 2013 and provided a less restrictive leverage ratio covenant requirement through March, 2014;

•	The credit facility has an optional increase amount of $50 million; and,
•	Tangible net worth of $135.6 million exceeded the amount necessary to support our bonding requirements.

CEO Remarks
Peter MacKenna, President and Chief Executive Officer of Sterling commented, “We continue to be very encouraged by our level of bookings and the margins associated with our newer projects.  As of the end of June, our year to date “apparent low bid”-to-bill ratio was 1.35:1 with an average margin of 11.1%.  Additionally, we are making good headway in burning off work bid at low margins during the recession and the extremely competitive environment resulting from the recession in the several years that followed.  Currently, approximately 22% of our total backlog is comprised of legacy projects, or jobs booked prior to 2012, and we are on track to complete a significant portion of this legacy backlog in the next twelve months, positioning the Company for a material improvement in profitability during 2014.”

Mr. MacKenna continued, “With respect to our second quarter reported results, once again, the positive trends in our business were obscured by the margin drag from our remaining pre-2012 contracts.  These headwinds were exacerbated by three legacy projects described above that continued to encounter execution issues as they near completion, bringing them from breakeven or marginally profitable, to substantial loss positions.  While representing only three projects out of the 135 projects underway in the second quarter, the impact on our financial results was significant.  Problems of this nature are unacceptable and we are making changes to our organization that should enable us to operate more effectively in the coming quarters and years.  These changes include improvements to our leadership team, as well as enhancements to our information systems infrastructure, operating processes and procedures, and training.  The systems and processes we have implemented to date are already helping us identify issues and opportunities as they arise.”

Outlook
Mr. MacKenna concluded, “Looking to the second half of 2013, we expect revenues to be flat or slightly down relative to 2012.  More importantly, however, we anticipate favorable bookings trends to continue, both in terms of comparable quarter growth and profitability, translating into ongoing gross profit and margin improvements while we continue to complete legacy projects.  General and administrative expense for the balance of the year will remain higher than in 2012 as a result of the process-improvement investments we are making to position the Company for integration and future growth.  We expect our capital expenditures for the year to be significantly lower than prior periods as we continue to believe that our current fleet, augmented by leased assets as appropriate, will give us more than adequate capacity to support our growth in 2014 and beyond.”

Conference Call
Sterling’s management will hold a conference call to discuss these results and recent corporate developments at 11:00 am ET/10:00 am CT, today, Friday, August 9, 2013.  Interested parties may participate in the call by dialing (201) 493-6744 or (877) 445-9755 ten minutes before the conference call is scheduled to begin, and asking for the Sterling Construction call.

To listen to a simultaneous webcast of the call, please go to the Company’s website at www.sterlingconstructionco.com at least 15 minutes early to download and install any necessary audio software.  If you are unable to listen live, the conference call webcast will be archived on the Company’s website for 30 days.  We suggest listeners use Microsoft Explorer as their web browser.

Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure projects in Texas, Utah, Nevada, Arizona, California and other states where there are construction opportunities.  Its transportation infrastructure projects include highways, roads, bridges and light rail and its water infrastructure projects include water, wastewater and storm drainage systems.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, federal, state and local government funding, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update publicly its predictions or to make voluntary additional disclosures of nonpublic information, whether as a result of new information, future events or otherwise.

Contact:
Sterling Construction Company, Inc.	Investor Relations Counsel
Kevan Blair, Acting CFO	The Equity Group Inc.
281-951-3546	Fred Buonocore 212-836-9607
Brian Manning, P.E.	Linda Latman 212-836-9609
EVP & Chief Development Officer
281-821-9091

 (See Accompanying Tables)

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (Amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues	$133,350	$168,709	$244,385	$267,134
Cost of revenues	(149,985)	(153,550)	(259,632)	(250,103)
Gross profit (loss)	(16,635)	15,159	(15,247)	17,031
General and administrative expenses	(9,486)	(8,444)	(19,097)	(16,110)
Other operating income, net	6	1,525	258	2,756
Operating income (loss)	(26,115)	8,240	(34,086)	3,677
Gain on sale of securities and other	102	333	675	1,083
Interest income	255	511	536	927
Interest expense	(209)	(432)	(308)	(818)
Income before income taxes and earnings attributable to noncontrolling interests	(25,967)	8,652	(33,183)	4,869
Income tax (expense) benefit	9,747	(984)	12,547	2,992
Net income	(16,220)	7,668	(20,636)	7,861
Noncontrolling owners’ interests in earnings of subsidiaries and joint ventures	(805)	(4,381)	(966)	(12,076)
Net income (loss) attributable to Sterling common stockholders	$(17,025)	$3,287	$(21,602)	$(4,215)

Net income (loss) per share attributable to Sterling common stockholders:
Basic	$(0.93)	$0.15	$(1.32)	$(0.29)
Diluted	$(0.93)	$0.15	$(1.32)	$(0.29)

Weighted average number of common shares outstanding used in computing per share amounts:
Basic	16,629,630	16,359,597	16,612,924	16,341,037
Diluted	16,629,630	16,444,324	16,612,924	16,341,037

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	June 30, 2013	December 31, 2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,029	$3,142
Short-term investments	21,000	49,211
Contracts receivable, including retainage	87,693	70,815
Costs and estimated earnings in excess of billings on uncompleted contracts	23,327	20,592
Inventories	4,603	3,731
Deferred tax asset, net	588	1,803
Receivables from and equity in construction joint ventures	8,543	11,005
Other current assets	10,180	4,459
Total current assets	156,963	164,758
Property and equipment, net	97,498	102,308
Goodwill	54,820	54,820
Long-term deferred tax asset, net	14,197	2,973
Other assets, net	5,591	6,651
Total assets	$329,069	$331,510
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$55,822	$47,796
Billings in excess of costs and estimated earnings on uncompleted contracts	24,441	18,918
Current maturities of long-term debt	232	73
Accrued compensation	6,350	4,909
Current obligation for noncontrolling owners’ interest in subsidiaries and
joint ventures	517	2,887
Other current liabilities	4,095	2,691
Total current liabilities	91,457	77,274
Long-term liabilities:
Long-term debt, net of current maturities	29,469	24,201
Other long-term liabilities	2,482	2,728
Total long-term liabilities	31,951	26,929
Commitments and contingencies (Note 8)
Obligations for noncontrolling owners’ interests in subsidiaries and joint ventures	15,158	14,721
Equity:
Sterling stockholders’ equity:
Preferred stock, par value $0.01 per share; 1,000,000 shares authorized, none issued	--	--
Common stock, par value $0.01 per share; 19,000,000 shares authorized, 16,647,604 and 16,495,216 shares issued	166	165
Additional paid in capital	197,573	197,067
Retained earnings (deficit)	(9,735)	12,220
Accumulated other comprehensive income (loss)	(201)	696
Total Sterling common stockholders’ equity	187,803	210,148
Noncontrolling interests	2,700	2,438
Total equity	190,503	212,586
Total liabilities and equity	$329,069	$331,510